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                                                                      EXHIBIT 15

August 6, 2004

Tenneco Automotive Inc.
500 North Field Drive
Lake Forest, IL 60045

     We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Tenneco Automotive Inc. and consolidated subsidiaries for the periods ended June 30, 2004 and 2003, as indicated in our report dated August 6, 2004; because we did not perform an audit, we expressed no opinion on that information.

     We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement Nos. 333-17485, 333-30933, 333-17487, 333-41535, 333-27279, 333-23249, 333-27281, 333-41537, 333-48777,
333-76261, 333-33442, 333-33934, 333-58056, 333-101973 and 333-113705 on Form
S-8, Registration Statement Nos. 333-24291 and 333-114520 on Form S-3 and Registration Statement Nos. 333-107953 and 333-114295 on Form S-4.

     We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Chicago, Illinois